Exhibit 99.1

Contact:
Mallorie Burak
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q3 2008 Results

DEMAND FOR HIGH PERFORMANCE ENERGY PRODUCTS
DRIVES CONTINUED PROFITABILITY

PALO ALTO, Calif.--(BUSINESS WIRE)—November 12, 2008--Southwall Technologies Inc. (OTCBB: SWTX) announced third quarter 2008 revenue of $10.6 million, up approximately 15% from 2007 third quarter revenues of $9.2 million. The year over year increase was primarily due to higher sales of energy efficiency and solar control solutions across all major markets, including Automotive, Architectural and Window Film products.  For the first nine months of 2008, revenues were $34.9 million, a 20% increase over the first nine months of 2007 revenues of $29.0 million.

Third quarter net income increased to $0.9 million, or $.03 per diluted share, compared to net income of $0.1 million, or $.00 per diluted share, in the third quarter of 2007. The third quarter of 2007 included $0.5 million of other income from the sale of technology and services.  Year to date 2008 net income was $5.0 million, or $.16 per diluted share, compared to 2007 year to date net income of $0.6 million, or $.02 per diluted share.

Third quarter 2008 gross profit was $4.2 million, or 40% of sales, compared to $3.2 million, or 34% of sales, in last year’s third quarter. Operating profit was $1.4 million, or 13% of sales, compared to $0.1 million in the third quarter of last year.  A shift in product mix to higher margin energy conservation and solar control products, improved operating efficiencies and continued cost management efforts were the primary drivers of profit improvement year over year.

“We are pleased with the results to date and feel that solid demand for our high performance energy products reflects an increasing and long-term global need for higher energy efficiency in green building and automotive design”, said Dennis Capovilla, Southwall’s President and CEO.

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized as an innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Guardian, Peugeot-Citroen, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2008 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development and joint venture will not be successful, that there may be decreasing demand in markets in addition to the electronic display market, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities. The current global economic environment could result in decreased demand for Southwall Technologies’ products worldwide.   Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net revenues	$10,632	$9,249	$34,887	$29,005
Cost of revenues	6,383	6,070	20,063	18,673

Gross profit	4,249	3,179	14,824	10,332

Operating expenses:
Research & development	976	934	2,372	3,173
Selling, general and administrative	1,852	2,122	6,170	6,932
Impairment charge (recoveries) for long-lived assets	-	(17)	-	(25)

Total operating expenses	2,828	3,039	8,542	10,080

Income from operations	1,421	140	6,282	252

Interest expense, net	(170)	(191)	(433)	(471)
Other income (expenses), net	(238)	513	(123)	1,561

Income before provision for income taxes	1,013	462	5,726	1,342

Provision for income taxes	5	212	326	398

Net income	1,008	250	5,400	944

Deemed dividend on preferred stock	122	122	367	366

Net income attributable to common stockholders	$886	$128	$5,033	$578

Net income per share:

Basic	$0.03	$-	$0.18	$0.02
Diluted	$0.03	$-	$0.16	$0.02

Weighted average shares used in computing net income per share :
Basic	28,409	27,820	28,099	27,493
Diluted	34,681	28,867	34,016	28,313

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$11,673	$6,492
Restricted cash	286	294
Accounts receivable, net	5,232	4,346
Inventories, net	5,944	5,640
Restricted cash loans	1,207	-
Other current assets	751	837
Total current assets	25,093	17,609
Property, plant and equipment, net	15,596	17,071
Restricted cash loans	-	1,242
Other assets	659	1,345
Total assets	$41,348	$37,267

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt	$3,965	$1,149
Accrued payable	1,304	964
Accrued compensation	1,478	1,267
Other accrued liabilities	5,268	6,350
Total current liabilities	12,015	9,730

Term debt	4,930	8,277
Other long term liabilities	2,594	2,567
Total liabilities	19,539	20,574

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	28
Capital in excess of par value	78,376	78,290
Accumulated other comprehensive income:
Translation gain on subsidiary	4,405	4,776
Accumulated deficit	(65,811)	(71,211)
Total stockholders' equity	16,999	11,883

Total liabilities, preferred stock and stockholders' equity	$41,348	$37,267

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended
	September 30, 2008	September 30, 2007
Cash flows from operating activities:
Net income	$5,400	$944
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income tax	(49)	(56)
Impairment (recoveries) from long-lived assets	0	(25)
Depreciation and amortization	2,054	2,087
Stock-based compensation	162	273
Changes in operating assets and liabilities:
Accounts receivable, net	(840)	(2,129)
Inventories, net	(304)	(373)
Other current and non-current assets	827	161
Accounts payable and accrued liabilities	(870)	10
Net cash provided by operating activities	6,380	892

Cash flows from investing activities:
Restricted cash	0	(417)
Proceeds from sale of property, plant and equipment	0	25
Expenditures for property, plant and equipment	(1,047)	(635)
Net cash used in investing activities	(1,047)	(1,027)

Cash flows from financing activities:
Proceeds from exercise of stock options	293	357
Borrowings from equipment financing	603	0
Borrowings on line of credit	0	3,000
Investment credit in Germany	0	(3)
Repayments on line of credit	0	(2,996)
Repayments of notes payable	(883)	(837)
Net cash provided by (used in) financing activities	13	(479)

Effect of foreign exchange rate changes on cash	(165)	(135)

Net increase(decrease) in cash and cash equivalents	5,181	(749)
Cash and cash equivalents, beginning of period	6,492	5,524

Cash and cash equivalents, end of period	$11,673	$4,775

Supplemental cash flows disclosures:
Interest paid	$569	$670
Income taxes paid	$291	$398

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$367	$366